ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is entered into effective as of the day of 3rd day of February 1998, by and between KAO INFOSYSTEMS COMPANY, a Delaware Corporation (hereinafter referred to as "KIC"); and ZOMAX OPTICAL MEDIA, INC., a Minnesota corporation (hereinafter referred to as "Zomax').

                                    RECITALS

                  A. KIC is engaged in the business of, among other things, providing software duplication, CD and DVD replication and fulfillment services, and bulk sales of magnetic media to the computer industry.

                  B. KIC currently conducts business operations from facilities located at 1640 Berryessa Road, San Jose, California, held under a sublease with Novell, Inc. (hereinafter referred to as the "Facility") from which KIC conducts complex service manufacturing, warehouse and distribution activities for certain customers (hereinafter referred to as the "Business').

                  C. KIC is desirous of transferring certain tangible and intangible assets associated with the operation of the Business, including, those associated with the business operations conducted at the Facility, to Zomax, and Zomax is desirous of acquiring such assets from KIC, in accordance with the terms and conditions hereinafter set forth.

                  D. KIC is a party to a Representative Agreement dated July 1, 1995 (hereinafter referred to as the "Rep Agreement"), with Primary Marketing Group (hereinafter referred to as "PMG") to provide sales and marketing assistance with respect to the sale of floppy disks, CD replication, software duplication. turnkey and fulfillment services. PMG has responsibility for the Novell, Inc. (hereinafter referred to as "Novell), and other accounts of KIC, and is involved in the business and activities of the Facility. Concurrently with the Closing of this transaction, KIC and PMG will terminate the Rep Agreement.

                  E. Zomax intends to cause a merger of a wholly owned subsidiary of Zomax with PMG and Next Generation Services LLC (hereinafter referred to as "NGS") pursuant to the terms of which such subsidiary of Zomax is the surviving entity.

                  NOW THEREFORE, in consideration of the mutual promises in this Agreement and for other good and valuable consideration as set forth herein, the adequacy and receipt of which are hereby acknowledged. the parties hereto. intending to be bound, agree as follows:

         1. SALE OF BUSINESS ASSETS: KIC shall transfer, sell, and deliver to Zomax. free and clear of all liens and encumbrances, unless otherwise noted (subject, however, to the terms and conditions of the contracts listed on Schedule "1-C-2") and Zomax shall acquire from KIC, the following assets used in the operation of the Business (hereinafter referred to as the "Business Assets"), as follows:

                  A. All equipment, machinery, tools and other tangible assets, wherever located, described in the attached Schedule "l-A" free and clear of all liabilities, claims, liens and encumbrances (subject, however, to the terms and conditions of the contracts listed on Schedule "1-C-2."

                  B. A royalty free, non-exclusive right and license to use KIC's rights, title and interest, if any, and to the extent transferable by KIC, in all patents, copyrights, trademarks, service marks, trade secrets, information, inventions, computer programs (in any form), non-proprietary policy and procedure manuals, and non-proprietary processes described in Schedule "1-B" (collectively the "Intellectual Property Rights");

                  C. KIC's rights and interest, subject to all duties, if any, in and to the contracts listed on Schedule "l-C" to the extent KIC has the lawful right to assign such rights and interests (hereinafter referred to as the "Assigned Contracts"); and to the extent assigned in the Assignment and Assumption Agreements attached hereto as Schedule "1-C-1," KIC's rights and interests, if any, in and to the contracts listed on Schedule "1-C-2" to the extent KIC has the lawful right to assign such rights and interests (hereinafter referred to s the "Partially Assigned Contracts").

                  D.  The  Inventory   (hereinafter   defined)  as  provided  in
Paragraph 12, below and the Other Inventory acquired in accordance with provisions herein.

                            1.1 It is specifically agreed that the contracts and
customers listed on Schedule "1.1" shall be retained by KIC and will not be assigned to Zomax pursuant to this Agreement. It is specifically agreed that no portion of the Business Assets shall include and the assignment of the Assigned Contracts or Partially Assigned Contracts shall not assign assets associated with (i) products or services supplied by KIC or its affiliates from outside of North America (the "Foreign Work") or (ii) Fulfillment Services; as used herein "Fulfillment Services" means call center activities; or pick pack and ship distribution tied to or associated with orders taken in the KIC call center and/or managed by a KIC call center in a database system such as a subscription program.

         2. PURCHASE PRICE. The parties acknowledge and agree that the Purchase Price (as hereinafter defined) for the Business Assets has been negotiated to reflect their current condition and existence, and that Zomax and PMG have had ample opportunity to diligently examine and investigate to its satisfaction the condition and status of the assets and their existence. Zomax contemplates its merger with PMG prior to the Closing, and agrees that the knowledge of PMG concerning the Business, the Facility, the Business Assets, and other facts relevant to this Agreement and the transactions contemplated thereby shall, for purposes of this Agreement, be considered the knowledge of Zomax, to which KIC's representations and warranties and the transactions contemplated hereby are subject. The Business Assets are being transferred without any warranty being given by KIC, except as expressly set forth in Paragraph 6. Zomax will at the Closing acquire the Business Assets in their current and AS IS condition, without warranty as to condition or any other warranty. KIC DISCLAIMS AND ZOMAX AGREES THAT KIC IS NOT BOUND BY NOR LIABLE FOR ANY AND ALL OTHER WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE BUSINESS ASSETS, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR USE, OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY OF QUALITY, DESIGN, CONDITION, CAPACITY, SUITABILITY, NON-INFRINGEMENT OR PERFORMANCE, WHETHER MADE BY KIC OR AN AGENT OR OTHER REPRESENTATIVE OF KIC. Without limiting the effect of the foregoing disclaimers, in no event shall KIC be liable for any incidental, consequential, indirect or reliance damages, including, without limitation, damages for loss of business profits, business interruption, loss of business information or other pecuniary loss arising from, out of or in connection with the Business Assets.

         In consideration for the transfer of the Business Assets by KIC to Zomax, Zomax shall pay to KIC the following amounts (hereinafter referred to as the "Purchase Price"):

                  A. An amount equal to the sum of Two Hundred Forty Thousand Dollars ($240,000.00) (hereinafter referred to as the "Other Consideration"); plus

                  B. An amount equal to the sum of Thirty-Three Thousand Two Hundred and Sixty Dollars and Eighty-Seven Cents ($33,260.87), being the book value as appearing on the financial records of KIC as of January 1, 1998 of the tangible personal property which was acquired by KIC under the Asset Purchase Agreement between Novell and KIC dated November 1, 1997 the ("Novell APA"), more particularly described in Schedule "2-B" (the "Novell Property"); less the amount of Ninety Thousand Dollars ($90,000.00) being the amount of Service Credits under the Novell Asset Purchase Agreement, the obligation for the payment of such Service Credits being assumed by Zomax hereunder.

                  C. An amount equal to the sum of Seventy-Five Thousand Four Hundred and Twenty-Eight Dollars and Ninety-Nine Cents ($75,428.99) which is (i) the book value as appearing on the financial records of KIC of the tangible personal property listed on Schedule "1-A" other than the Novell Property as of January 1, 1998, or (ii) such other value as may be agreed upon by KIC and Zomax; provided, however, that Zomax shall not be required to purchase such property having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); plus

                  D. The amount equal to the sum of $775,655.82 which is the lesser of: (i) the aggregate KIC inventory value, as provided on Schedule "12-A" or (ii) the aggregate fair market value, as provided on Schedule "12-A", of the Inventory to be acquired at Closing by Zomax pursuant to Paragraph 12, below.

         3. PAYMENT - ALLOCATION OF PURCHASE PRICE: That portion of the Purchase Price allocable to inventory (Paragraph 2.D) shall be paid by Zomax to KIC on or before the ninetieth (90th) day after the Closing Date (hereinafter defined). The balance of the Purchase Price shall be paid by Zomax to KIC as follows: fifty percent (50%) on or before the ninetieth (90th) day after the Closing Date and fifty percent (50%) on or before the One Hundred Eightieth (180th) day after the Closing Date. The Purchase Price shall be represented by promissory notes containing all of the terms and conditions of the promissory notes attached hereto as Exhibits "A-1," "A-2," and "A-3". The promissory note attached as Exhibit "A-2" given with respect to the Novell Property and the tangible personal property listed in Schedule "1-A" shall be secured by a pledge of the Novell Property and the tangible personal property listed in Schedule "1-A" pursuant to a security agreement containing all of the terms and conditions of the security agreement attached hereto as Exhibit "A-4," together with a financing statement filed with the California Secretary of State in the form attached hereto as Exhibit "A-5." The promissory note attached as Exhibit "A-3" given with respect to the Inventory (as hereinafter defined) shall be secured by a pledge of the Inventory pursuant to a security agreement containing all of the terms and conditions of the security agreement attached hereto as Exhibit "A-6," together with a financing statement filed with the California Secretary of State in the form attached hereto as Exhibit "A-7." All such notes, security agreements and financing statements shall be executed and delivered by Zomax at the Closing.

         Zomax and KIC agree that the Purchase Price shall be allocated in accordance with the allocation set forth in Schedule "3", attached hereto. The parties further agree to report this transaction for California State and Federal tax purposes in accordance with such allocation.

         4. ASSUMPTION OF LIABILITIES: Effective as of the Closing Date, Zomax shall assume those liabilities of KIC as set forth below (hereinafter referred to as the "Assumed Liabilities");

                  (a) all liabilities and obligations of KIC arising under the Equipment Leases listed on Schedule "4(a)" to the extent relating to performance after the Closing Date: and

                  (b) all liabilities and obligations of KIC under the contracts listed on Schedule 1-C to the extent relating to performance after the Closing Date; and

                  (c) the liabilities and obligations of KIC assigned to and assumed by Zomax through the Assignment and Assumption Agreements provided in Schedule "1-C-1" under the contracts listed in Schedule "1-C-2" including, without limitation, the Service Credits under the Asset Purchase Agreement between KIC and Novell entered into as of November 1, 1997 (attached hereto as Schedule "4(c)") that accrue on or after January 1, 1998.

                  (d) the liabilities and obligations of KIC under the Standard Form Sublease between Novell and KIC which commenced November 1, 1997 (the "Sublease") of the Premises, other than liabilities and obligations of KIC thereunder arising prior to the Closing, regardless of whether the Sublease is assigned to Zomax.

                  A. Zomax does not assume and shall not be liable for any obligations or liabilities of KIC of any kind or nature, however arising, whether contingent, matured or otherwise, known or unknown, except for those obligations expressly assumed by Zomax pursuant to this Agreement. Without limiting the generality of the foregoing, except as specifically provided in Paragraph 8.C., Zomax specifically disclaims and does not assume herein any obligation or liability with respect to employees of KIC, including obligations and liabilities of KIC under any collective bargaining agreements or under the Workers' Adjustment and Retraining Notification Act (29 USC ss. 2101, et seq.), or any other obligation to hire, continue in employment, or pay benefits to such employees. All such obligations shall be and remain the sole and exclusive obligations of KIC.

                  B. KIC specifically disclaims and does not assume hereby any obligation or liability arising after Closing with respect to employees of KIC hired by Zomax including, without limitation, obligations or liabilities of Zomax under any collective bargaining agreement on under the Worker's Adjustment and Retraining Modification Act (29 U.S.C. ss. 2101, et seq.) or any other obligation to hire, continue in employment or pay benefits to such employees. All such obligations shall be and remain the sole and exclusive obligations of Zomax.

         5. SALES AND PROPERTY TAXES: KIC acknowledges that it will be responsible for all taxes it incurs related to the sale of the Business Assets, including but not limited to, personal property, sales, transfer, use documentary transfer, stamp or excise taxes or other similar taxes of any type imposed or levied on it by reason of this Agreement and the transactions contemplated hereby. KIC shall prepare or cause to be prepared and file, all required tax returns and other documents required to be filed in connection therewith. Anything to the contrary herein notwithstanding, KIC and Zomax acknowledge and agree that KIC shall be responsible and shall pay all sales taxes associated with the Business Asset transferred hereunder, other than Inventory, and Zomax shall pay all sales taxes associated with Inventory transferred hereunder. KIC and Zomax shall provide each other with their respective employer identification number for federal income tax purposes, and the parties shall file Internal Revenue Service form 8594 containing allocations as provided in Schedule "3."

         6. REPRESENTATIONS: KIC represents and warrants to Zomax as follows:

                  A. Authority: KIC has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and except as set forth in Schedule "6-A" no approvals or consents with regard to KIC are necessary in connection therewith.

                  B. Broker: KIC has retained no finder or broker in connection with this Agreement or the consummation of the transactions contemplated hereunder.

                  C. Title To Assets Listed on Schedule A: The assets listed on Schedule "1-A", Schedule "2-B" and Inventory Schedule are property of KIC and will be conveyed and transferred to Zomax free and clear of liens, pledges, charges, encumbrances or equities of any persons or entities, subject, however, to the terms of the Assigned Contracts and Partially Assigned Contracts.

                  D. No Breach of Violation: To KIC's knowledge, there is no default or breach of any lease or license or other agreement, instrument or arrangement to which KIC is a party or by which KIC is bound which will prevent the consummation of the transaction contemplated by this Agreement or the transfer of the Business Assets. The consummation of the transactions contemplated by this Agreement will not result in or constitute the creation or imposition of any lien, charge, or encumbrance on any of the Business Assets, other than the security interest granted by Zomax to KIC as provided herein. The representations contained in the foregoing two sentences assume that all conditions precedent to KIC's performance hereunder have been satisfied.

                  E. Litigation: To KIC's actual knowledge, there is no pending or threatened action, suit, proceeding or investigation in which KIC is a party in any court or by or before any federal, state local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which, individually or in the aggregate, does or could materially and adversely affect the value of the Business Assets or interfere with Zomax's ownership or use of the Business Assets after the Closing Date. All references in this Agreement to the knowledge or the actual knowledge or awareness (or similar terms) of KIC shall mean actual knowledge or constructive knowledge of the officers of KIC if a reasonably prudent person in a like position would have known or should have known the fact and is exclusive of any knowledge which Zomax or PMG principals have and of any imputed or constructive knowledge of Zomax or PMG principals.

                  F. Inventory: The Inventory and Other Inventory sold hereunder consists of items that are in good and saleable condition; Zomax's sole and exclusive remedy for any breach of such representation or warranty regarding Inventory or Other Inventory shall be that KIC, at its option, shall either replace and/or repair defective Inventory or Other Inventory within ten (10) days after Zomax provides notice of the defect or provide Zomax with a refund for the amount paid for same. No item included in the Inventory or Other Inventory is subject to any security interests, has been pledged as collateral or is held on consignment from others.

                  G. Contracts. To KIC's actual knowledge, the Assigned Contracts and Partially Assigned Contracts are in full force and effect, and no party to any such contract is in material default of its obligations thereunder, nor does there exist any facts or circumstances which, with the passage of time and\or the giving of an appropriate notice, would result in the material breach by any party thereunder.

                  H. Assurances: None of the representations or warranties made by KIC in this Agreement or the Exhibits or Schedules hereto, and no certificate furnished or to be furnished by KIC in connection with the transactions contemplated by this Agreement contains or will contain to KIC's actual knowledge any untrue statement of a material fact.

         7. ZOMAX'S REPRESENTATIONS: Zomax represents and warrants to KIC as follows:

                  A. Authority for Agreement: Zomax has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and perform its obligations hereunder, and except as set forth on Schedule "7-A", no approvals or consents with respect to Zomax are necessary in connection therewith.

                  B. Broker: Zomax has not retained or dealt with any finder or broker in connection with this Agreement or the consummation of the transactions contemplated hereunder.

                  C. Assets: Zomax and PMG will have at the time of the Closing examined and inspected all of the Business Assets, and will at the Closing acquire the Business Assets in their current and as is condition, without warranty as to condition or any other warranty, except as set forth in Paragraph 6, above and subject to the knowledge of Zomax and PMG regarding the Business Assets. Except as set forth in this Agreement, neither KIC nor any broker, agent or other representative of KIC has made any representations or warranties whatsoever regarding this transaction or any fact relating thereto, including, without limitation, any representations or warranties concerning the physical condition of the Business Assets, zoning law, environmental matters, utilities or any other matter affecting the Business Assets or the use thereof on which Zomax is relying, and Zomax has relied solely on its own inspections, tests, audits, studies and investigations. Zomax has not relied and will not rely on, and KIC disclaims and is not liable for or bound by any express or implied warranties, guarantees, statements, representations or information pertaining to the assets, their use, compliance with law or otherwise relating thereto made or furnished by KIC or any broker or agent representing or purporting to represent KIC, to whomever made or given, directly or indirectly, verbally or in writing, except the express representations and warranties herein.

                  D. Assurances: None of the representations or warranties made by Zomax in this Agreement or the Exhibits or Schedules hereto, and no certificate furnished or to be furnished by Zomax in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact.

         8.       OBLIGATIONS OF THE PARTIES BEFORE CLOSING:

                  A. Consents: From the date of this Agreement to the Closing, KIC and Zomax will each exercise its reasonable good faith efforts to obtain the consent of the other parties to the Assigned Contracts and the Partially Assigned Contracts to the assignment of such contracts to Zomax, provided, however, in no event shall KIC be required to provide a guarantee of, or remain liable under such contract, as a condition of obtaining such consents. Such consents shall include; (i) with respect to the Partially Assigned Contracts, consent to separating out of the pertinent contracts that portion of the obligations of KIC which are set forth on Schedule 8-A, which work KIC will retain and continue to perform; and (ii) with respect to all of the Assigned Contracts or Partially Assigned Contracts, consent to separating out of the pertinent contracts all Fulfillment Services as defined on Schedule "8-A" and Foreign Work, all of which KIC will retain and continue to perform.

                  B. Release: From the date of this Agreement to the Closing, KIC and Zomax will each exercise its good faith efforts to obtain the release of KIC from all liability under the Assigned Contracts and Partially Assigned Contracts from and after the effective date of assignment; provided, however, in no event shall any principal of Zomax or PMG or any person or entity affiliated with Zomax or PMG be required to provide a personal or corporate guarantee as a condition to obtaining such release.

                  C.  Employees:   Prior  to  the  Closing,  Zomax  shall  offer
employment on terms and conditions to be determined by Zomax in its sole and absolute discretion, to the individuals listed on Schedule "8-C".

                  D. Access: Prior to the Closing KIC shall allow Zomax, and its authorized representatives, access on advance notice and during normal business hours to the Business Assets for the purpose of inspection and determining the condition thereof.

                  E. Terminate Rep Agreement: At or prior to the Closing, Zomax and KIC shall cause PMG to terminate the Rep Agreement.

                  F.  Merger.  At or prior to the  Closing,  Zomax shall cause a
wholly  owned   subsidiary  to  merge  with  PMG  and  NGS,  and  the  resulting organization shall be a subsidiary of Zomax.

         9. CONDITIONS PRECEDENT TO KIC'S PERFORMANCE: The obligations of KIC to sell the Business Assets under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions. KIC may waive any or all of these conditions in whole or in part without prior notice; provided that no such waiver shall constitute a waiver by KIC of any of its other rights or remedies, at law or in equity, if Zomax is in default of any of its representations, warranties or covenants under this Agreement.

                  A. Accuracy of Zomax' Warranties: All representations and warranties by Zomax in this Agreement must be true on the Closing Date as though made at that time.

                  B. Performance by Zomax: On or before the Closing Date, Zomax will have performed, satisfied and complied with all covenants, agreements and conditions required of it under this Agreement.

                  C. Company Approval: The execution and delivery of this Agreement by Zomax and the performance of its covenants and obligations under it, will have been duly authorized by all necessary company action and Zomax shall have provided KIC with certificates of good standing and of resolutions providing such authorization.

                  D. Consents: All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, including, without limitation, the consent of the other parties to the Assigned Contracts and Partially Assigned Contracts to the assignment thereof to Zomax and the release of KIC from all liability thereunder for the period after Closing will have been obtained by KIC and Zomax. At or prior to the Closing, Novell and KIC shall have terminated the Sublease, Zomax and Novell shall have entered into a sublease of the Premises, and Aetna Life Insurance shall have consented to such termination and such sublease.

                  E. Termination of Rep Agreement: At or prior to the Closing, KIC and PMG will have terminated the Rep Agreement by executing and delivering the Termination Agreement in the form attached hereto as Exhibit 9-E.

                  F. Merger: At or prior to the Closing, PMG and NGS shall have merged with a wholly owned subsidiary of Zomax.

         10. CONDITIONS PRECEDENT TO ZOMAX'S PERFORMANCE: The obligations of Zomax to purchase the Business Assets under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions. Zomax may waive any or all of these conditions in whole or in part without prior notice; provided that no such waiver shall constitute a waiver by Zomax of any of its other rights or remedies, at law or in equity, if KIC is in default of any of its representations, warranties or covenants under this Agreement.

                  A. Accuracy of KIC's Warranties: All representations and warranties by KIC in this Agreement must be true on the Closing Date as though made at that time.

                  B. Performance by KIC: On or before the Closing Date, KIC will have performed, satisfied and complied with all covenants, agreements and conditions required of it under this Agreement.

                  C. Corporate Approval: The execution and delivery of this Agreement by KIC and the performance of its covenants and obligations under it, will have been duly authorized by all necessary corporate action and KIC shall have provided Zomax with certificates of good standing and of resolutions providing such authorization.

                  D. Consents: All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, including, without limitation, the consent of the other parties to the Assigned Contracts and the Partially Assigned Contracts to the assignment thereof to Zomax will have been obtained by KIC and Zomax.

         11. CLOSING: The sale and purchase provided in this Agreement shall be consummated at a Closing to be held by mail or facsimile or at the offices of KIC, 800 Corporate Way, Fremont, CA, on January 31, 1998, or at such other place, time and date as the parties hereto shall mutually agree upon. The date and event of the sale and purchase are hereinafter referred to, respectively, as the "Closing Date" and the "Closing." At the Closing, KIC shall execute and deliver to Zomax a Bill of Sale in the form attached hereto as Exhibit "B", transferring title to the Business Assets to Zomax.

         12. INVENTORY: Zomax will acquire from KIC the following inventory:

                  A. Customer Buy-Backs: All customer buy-back agreements which are either assignable without consent or for which consent to the assignment has been obtained, and which are otherwise enforceable according to their terms are hereinafter referred to as Enforceable Buy-Back Agreements. At the Closing Date, Zomax shall acquire all of the inventory listed on Schedule "12-A" (hereinafter referred to as the "Inventory"). The Inventory which on or before the Closing Date has not been delivered to the Facility shall be delivered to the Facility within a reasonable time, as agreed to by both parties, after the Closing Date, but in no event later than thirty (30) days after the Closing Date. All shipping costs (on a F.O.B. basis) shall be shared equally by KIC and Zomax, payable within ninety (90) days after shipment.

                  B. Other Inventory: During the One Hundred Twenty (120) day period following the Closing Date, Zomax will exercise reasonable good faith efforts to utilize any active material related to the Business comprising inventory or used by KIC as a component in manufacturing for the Assigned Contracts or the Partially Assigned Contracts which is either located at the Facility at the Closing, or which is listed on Schedule "12-B" (hereinafter referred to as the "Other Inventory") and Zomax shall have the right to acquire any such Other Inventory owned by KIC by giving written notice to KIC of its election to do so, which notice shall identify the Other Inventory to be acquired and, if the particular Other Inventory so identified or any a part thereof is not located at the Facility, the location where such Other Inventory shall be delivered.

         That portion of the Other Inventory which on the Closing Date is not located at the Facility shall be delivered to the Facility or to such other destination as may be designated by Zomax, within a reasonable time, as agreed to by both parties, after the Closing Date and notice from Zomax electing to acquire such particular Other Inventory, but in no event later than thirty (30) days after such notice from Zomax. All shipping costs of Other Inventory shall be shared equally by KIC and Zomax. KIC shall cause all such materials acquired by Zomax to be delivered and/or turned over to Zomax in good and saleable condition. KIC shall bear the risk of loss of Other Inventory until date of receipt by Zomax. Zomax shall purchase and KIC shall sell such Other Inventory at a price equal to the lower of KIC's inventory value as provided on Schedule "12-B" or market value, and Zomax shall pay KIC for such Other Inventory within thirty (30) days of receipt of KIC's invoice therefor.

                  C. Contract Inventory: Upon the assignment after Closing of each of the Assigned Contracts, Zomax shall acquire the inventory in the possession of KIC as of the date of such assignment associated with such Assigned Contract (the "Contract Inventory") at a price equal to the lower of KIC's inventory value as provided on Schedule 12-C or market value. Zomax shall pay KIC for such Contract Inventory within 30 days of Zomax's receipt of KIC's invoice therefor. Any Contract Inventory not delivered to the Facility prior to such assignment date shall be delivered to the Facility or such other destination as may be designated by Zomax, within a reasonable time, as agreed by both parties, but in no event later than 30 days after such assignment date. All shipping costs of Contract Inventory shall be shared equally by KIC and Zomax. KIC shall cause all such Contract Inventory to be delivered and/or turned over to Zomax in good and saleable condition. KIC shall bear the risk of loss of Contract Inventory until date of receipt by Zomax.

                  D. Disposition of Remaining Inventory: KIC shall retain all Other Inventory related to the Business for a period of one hundred twenty (120) days after the Closing Date. At the expiration of such one hundred twenty (120) day period, all such Other Inventory which Zomax has not elected to acquire (including, without limitation any such Other Inventory located at the Facility) shall belong to KIC and may be disposed of in any lawful manner selected by KIC. KIC shall be responsible for all cost and expense of the disposition of such Other Inventory.

         13.  RIGHTS AND  OBLIGATIONS  OF THE PARTIES  CONCURRENT  WITH OR AFTER
CLOSING:

                  A. Solicitation for Employment: During the thirty (30) day period following the Closing Date, Zomax shall have the right to solicit for employment the KIC employees listed on Schedule "13-A." With the aforementioned exception, KIC and Zomax each agree that they will not prior to July 1, 1998, hire or approach for hire any employee of the other party without the other party's prior written consent, which consent may be withheld in such party's sole and absolute discretion. The foregoing prohibition against hiring or approaching for hire shall not apply to restrain a party from approaching for hire or hiring any former employee of a party after the date of termination of the employment of such employee.

                  B. Collections: During the one hundred eighty (180) day period following the Closing Date, Zomax will exercise good faith efforts to assist KIC in collecting any outstanding accounts receivable due KIC which were generated through sales with respect to which PMG is entitled to a commission under the Rep Agreement.

                  C. IS Services: KIC will, to the extent of its contractual rights, provide Zomax IS services substantially equivalent to what is currently provided in the Facility and at KIC's Fremont facility and as more particularly described in Exhibit 13.C, for use with the customers assigned to Zomax by KIC and such other customers as Zomax may designate, for a period of six (6) months after Closing, at no cost to Zomax, assuming that the software vendors involved impose no additional cost. KIC will use good faith efforts to provide such services, but they will be provided without warranty. It is understood and agreed that outages, downtime and inability to perform IS services shall not be a failure of KIC's good faith efforts to provide such services unless KIC willfully refuses to act in good faith to provide or restore such services. KIC shall not be liable for consequential, special or incidental damages except for a failure of KIC to make good faith efforts to provide such services; further provided that KIC's liability for any and all damages, including but not limited to, consequential, special or incidental damages, relating to this Section shall be limited to an aggregate amount of Two Hundred and Forty Thousand Dollars ($240,000.00). The fact that the IS services are provided without warranty shall not negate the obligations of KIC as set forth in this Section.

                  D. Requirements Contracts: KIC and Zomax shall enter into at the Closing a Requirements Contract in the form attached hereto as Exhibit "D".

                  E. Competition:

                            (i) For a period  of six (6)  months  following  the
Closing, KIC shall not, directly, or through its affiliates, solicit or seek to obtain orders for delivery during such six (6) month period, from any of the customers listed on Exhibit "B-1" for the products or services supplied by KIC to such customer which were supplied to such customer by KIC during such previous six (6) month period listed on Schedule 13.E(i), but excluding, without limitation, Foreign Work and Fulfillment Services.

         Further, for a period commencing with the Closing and ending March 31, 1998, KIC shall not, directly or through its affiliates, solicit any work from the customers listed on Exhibit "B-1" from KIC's California operation without the prior agreement from Zomax California Management. As used herein, "Zomax California Management" means Anthony Angelini or his successor as shall be designated by Zomax. Such approval shall be in writing.

                            (ii) For a period of six (6)  months  following  the
Closing, Zomax shall not, and shall cause it affiliates, including, without limitation, NGS and PMG, to not directly, or through their affiliates, solicit or seek to obtain orders for delivery during such six (6) month period, from any of the customers listed on Schedule "1.F.1" which were represented by PMG under the Rep Agreement, for the products or services listed on Schedule 13.E.(ii).
The foregoing limitation upon Zomax shall not, however, restrict Zomax from providing products or services to any such customer which were supplied to such customer by Zomax during such previous six (6) month period.

         Further, for a period commencing with the Closing and ending March 31, 1998, Zomax shall not, directly or through its affiliates, solicit any work from the customers listed on Exhibit "l-F-1" from Zomax's California operation without the prior agreement from KIC's California Management. As used herein, "KIC's California Management" means Jay Waltz or his successor as shall be designated by KIC. Such approval shall be in writing.

                  F. Sales Representative Agreement: At or prior to February 15, 1998, with an effective date of January 1, 1998, Kao Infosystems (Ireland) Limited ("KIC Ireland") and PMG Ltd. shall have entered into a manufacturer's representative agreement in substantially the form attached hereto as Schedule "8-G" pursuant to the terms of which PMG Ltd., either directly or through an affiliate entity, will act as the exclusive sales representative of KIC Ireland in Ireland for the sale of KIC Ireland products to Novell, Inc. Such agreement shall be terminable by either party upon sixty (60) days notice, provided that the effective date of termination is no earlier than March 31, 1998.

                  G.  Activity  Under Novell  Contracts  Between  1/1/98 and the
Closing:  The  effective  date  of  the  assignment  of the  Partially  Assigned
Contracts and Assigned Contracts between KIC and Novell shall be January 1, 1998. The revenue accruing from Novell under the assigned portion of such contracts and under the product purchase portion of Agreement for Manufacturing Turnkey Products for the Software Industry between Novell, Inc. and KAO Infosystems Company dated as of November 7, 1995 (the "Turnkey Agreement") from and including January 1, 1998 through the Closing (the "Novell Revenue") shall be billed to Novell by Zomax, and Zomax shall be responsible for the collection of the Novell Revenue. KIC shall invoice, and Zomax shall pay KIC for the services and products provided by KIC from and including January 1, 1998 through the Closing associated with the Novell Revenue in an amount as provided in the calculation on Exhibit 13-F, but in no event shall such amount be less than one hundred seventy-five thousand dollars ($175,000). Zomax shall pay KIC the amount of such invoice within thirty (30) days of Zomax's receipt of such invoice. All of the limitation of liability and disclaimer of warranty provisions, including without limitation, the warranty of MERCHANTABILITY disclaimer applicable to the Business Assets as provided in Section 2 hereof shall also be applicable to such products and services.

                  H. Employee Benefits: As soon as practicable after the Closing but no later than sixty (60) days after the Closing Date, assets and liabilities representing the account balances of the KIC employees who are hired by Zomax (the "Continuing Employees") in the Kao Corporation of America Profit Sharing Plan (the "KIC 401(k) Plan") shall be transferred to a tax-qualified defined contribution plan sponsored by Zomax for its eligible employees in a trust-to-trust transfer that satisfies Section 414(l) of the Internal Revenue Code of 1986, as amended (the "Code"). Prior to such transfer, Zomax shall cooperate with KIC in the preparation, execution and delivery of such documentation as KIC may deem necessary to complete the trust-to-trust transfer, Zomax will, at the request of KIC and with the approval of a Continuing Employee, withhold from the Continuing Employee's compensation and transfer to the trustee of the KIC 401(k) Plan, such installment payments as may be required to repay the Continuing Employee's loan under the KIC 401(k) Plan.

         KIC shall automatically continue coverage under its Flexible Plan ("KIC's Health Care Plan") for Continuing Employees and their eligible dependents effective as of the Closing Date and shall be reimbursed by Zomax for coverage provided to Continuing Employees who remain employed by Zomax at the applicable COBRA premium rate imposed by KIC's Health Care Plan. Zomax shall make such COBRA payments to KIC by the first of each month for which the coverage is provided. KIC's obligation under this Agreement to provide coverage under KIC's Health Care Plan for Continuing Employees and their eligible dependents shall terminate on March 1, 1998, provided the Continuing Employee and/or eligible dependent becomes covered under the Zomax Health Care Plans. In the event a Continuing Employee terminates employment with Zomax prior to March 1, 1998, or a Continuing Employee and/or eligible dependent does not become covered under Zomax's Health Care Plans on March 1, 1998, KIC shall continue to provide COBRA coverage under KIC's Health Care Plan to the extent required by COBRA and at the expense of the Continuing Employee or eligible dependent. For purposes of COBRA, the qualifying event (i.e., termination of employment) shall occur on the date of Closing, and applicable COBRA coverage period (e.g., 18 months) shall run from the date of Closing.

         14. Confidentiality: The parties will not, except as is appropriate in connection with the operation of their respective businesses or to consummate the provisions of this Agreement, release to the press or otherwise make public any information regarding those transactions without the prior consent of each other unless those transactions are abandoned in which case either party may announce or disclose that fact.

         15. ATTORNEYS' FEES: In the event that any litigation, arbitration, or other proceeding is commenced between the parties hereto or their personal representatives, successors or assigns concerning the enforcement or interpretation of any provision of this Agreement or the rights and duties of any party in relation thereto, the party or parties prevailing in such litigation, arbitration or other proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees, which sum shall be determined by the Court in such litigation or by a separate legal action brought for that purpose. For the purposes of this paragraph, the "prevailing party" shall be determined in accordance with the provisions of California Civil Code ss. 1717.

         16. NOTICES: All notices and other communications to be made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom service is given, or on the second (2nd) day after mailing, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, and properly addressed as follows:

         KIC:              40 Grissom Road
                           Plymouth, MA  02360
                           Attn: Kelvin William, Esq.

         With a copy to:   Potter Anderson & Corroon LLP
                           Hercules Plaza
                           P.O. Box 951
                           Wilmington, DE 19899
                           Attn: David B. Brown, Esq.

         Zomax:            5353 Nathan Lane
                           Plymouth, MN  55442
                           Attn:  CFO

         With a copy to:   Fredrikson & Byron, P.A.
                           1100 International Center
                           900 Second Avenue South
                           Minneapolis, MN 55402-3397
                           Attn:  Dobson West

Any party may change its address for the purpose of receiving notice in the manner provided for notices above.

         17. INDEMNIFICATION: Subject to the limitations hereinafter set forth, Zomax (in its capacity as indemnifying party, as "Indemnifying Party") hereby agrees to indemnify KIC (in its capacity as indemnified party, as "Indemnitee") and hold KIC harmless, and KIC (in its capacity as indemnifying party, as "Indemnifying Party") hereby agrees to indemnify Zomax (in its capacity as indemnified party, as "Indemnitee") and hold Zomax harmless, from, against and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, obligations and liabilities (including costs of collection and reasonable experts' and attorneys' fees and expenses) exceeding in the aggregate the amount of Twenty-Five Thousand Dollars ($25,000.00) arising from or related to:

                  (i) any breach or inaccuracy, or any allegation by a third party of any fact which, if true as alleged, would give rise to such a breach or inaccuracy, in any representation or warranty of such Indemnifying Party;

                  (ii) the failure of such Indemnifying Party to perform any covenant or agreement hereunder to be performed by it.

         Notwithstanding the foregoing, no claims may be made or suit instituted under this Section 17 after the first anniversary date of the Closing Date.

         18. MISCELLANEOUS PROVISIONS:

                  A. Successors And Assigns: This Agreement may not be assigned except with the prior written consent of the parties hereto. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

                  B. Exhibits: All Exhibits referred to are attached hereto and incorporated herein by this reference.

                  C. Governing Law: This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to any choice or conflict or law provision or rule that would cause the application of the laws of any other jurisdiction.

                  D. Integrated Agreement Modification: This instrument contains the entire agreement of the parties and cannot be amended or modified except by a written Agreement, executed by each of the parties hereto.

                  E.   Captions:   The  captions  in  this   Agreement  are  for
convenience purposes only, and shall have no effect on its construction or interpretation.

                  F. Singular And Plural: Gender: When required by the context of this Agreement, the singular shall include the plural, and the masculine shall include the feminine, and the impersonal pronoun "it" shall refer to either of the above, a corporation, partnership, joint venture, or other entity, regardless of number or gender.

                  G.  Severability:   The   unenforceability,   invalidity,   or
illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

                  H. Waiver: No consent or waiver, express or implied, by either party to this Contract of any breach or default by the other in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default by such party hereunder. Failure on the part of any party hereto to complain of any act or failure to act of the other party or to declare the other party in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such party hereunder.

                  I. Execution of Documents: The parties hereto hereby agree to execute and deliver such further instruments, agreements, contracts and documents, as may be reasonably required to effectuate the stated and intended purposes of this Agreement.

                  J. Counterparts: This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  K. Survival of Warranties: All warranties and representations of the parties contained in paragraphs 6 and 7 shall survive the Closing.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Dated: 2/3/98                       KAO INFOSYSTEMS COMPANY


                                    By: /s/ Vincent G. Borazini

                                    Its: VP West Coast PDS
                                                              KIC

Dated: 2/3/98                       ZOMAX OPTICAL MEDIA, INC., a
                                    Minnesota Corporation


                                    By:  /s/ James T. Anderson

                                    Its: CEO
                                                            ZOMAX